UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2013

GENTEX CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan	49464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 772-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Gentex Corporation (the “Company”) previously announced that on May 17, 2013, Steve Dykman, Chief Financial Officer and Vice President-Finance, departed from his then current positions with the Company to pursue other opportunities. It was also announced that Mr. Dykman will remain as an employee of the Company, in the role of financial consultant, upon terms and conditions being negotiated.

(e)	On July 2, 2013, the Company entered into an agreement with Mr. Dykman providing that Mr. Dykman will remain employed as a financial consultant to the Company through December 31, 2014. In exchange for Mr. Dykman acting as a financial consultant, he will receive his current salary and health insurance benefits until May 17, 2014 and will receive $2,500.00 per month from May 18, 2014 through December 31, 2014. All vested stock options must be exercised by Mr. Dykman on or before December 31, 2014 or the same will be forfeited. He will receive a cash payment of $76,120.00 on or about January 8, 2015 in lieu of certain existing restricted stock grants made in 2012 (while certain other restricted stock grants made in 2009 will continue to vest during his employment as a financial consultant). All consideration under the above-referenced agreement remains subject to Mr. Dykman fulfilling all of his obligations under said agreement and the standard clawback provisions of the Company’s equity award agreements remain in place as well. A copy of the above-referenced agreement is filed as Exhibit 10.1 of this Current Report and is incorporated herein by reference. The foregoing description of such agreement is qualified by reference to the text of it.

Section 9.	Financial Statements and Exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation from Service Agreement between Gentex Corporation and Steven Dykman fully executed as of July 2, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2013.	GENTEX CORPORATION (Registrant)

	By	/s/ Fred Bauer
Fred Bauer
Its Chairman of the Board and Chief Executive Officer